Exhibit 99.1

[A. SCHULMAN LOGO]	NEWS RELEASE

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2003 SECOND-QUARTER RESULTS

— Sales up 26% and tonnage up 10% for the quarter —
— Second-quarter earnings per share flat with last year, up 35% year-to-date —
— Company provides third-quarter business outlook —

AKRON, Ohio – April 10, 2003 – A. Schulman Inc. (Nasdaq: SHLM) announced today that sales for the second fiscal quarter ended February 28, 2003 were $268.2 million, an increase of $54.7 million or 26% over last year’s second-quarter sales of $213.5 million. Tonnage was up 10% and the translation effect of foreign currencies increased sales by $26.5 million or 12.4%. Pricing and changes in product mix increased sales by 3.1%.

Net income for the fiscal 2003 second quarter was $4,673,000 or $0.15 per diluted share compared with earnings of $4,457,000 or $0.15 per share for the same quarter last year. The translation effect of foreign currencies, primarily the Euro, increased net income by $1,723,000 or $0.06 per share.

For the six months ended February 28, 2003, sales were $535.1 million, up $83.4 million or 18.5% over sales of $451.7 million for the comparable six-month period last year. Tonnage was up 7.1% for the six months. Net income for the six-month period was $13,017,000 or $0.43 per diluted share, an increase of 35% over last year’s six-month earnings of $9,667,000 or $0.33 per share. The translation effect of foreign currencies for the six-month period increased sales by $39.1 million and net income by $2,620,000 or $0.09 per share.

Review of Results in Europe and North America
 European operating income, including Asia, for the second quarter was $16,294,000, an increase of $7,159,000 or 78% over last year’s income of $9,135,000. Sales of $173.7 million were up $46.1 million or 36% over last year’s second-quarter sales of $127.6 million. Volume was up 9.3% for the quarter. Gross profit margins were 17.6% compared with 16.3% in last year’s second quarter, primarily due to manufacturing operations.

“We are pleased with the performance of our European operations,” said Terry L. Haines, president and chief executive officer. “The economic environment in Europe has been less than favorable, but we have a solid level of orders throughout our operations. Gross profit margins are good even though there have recently been sharp increases in resin prices.”

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North American sales of $94.5 million were up 10%, but there was an operating loss of $5,599,000 compared with a loss of $1,081,000 in the second quarter last year. The second quarter is typically a weak quarter because of the December holiday season. Sales to the automotive industry, in particular, continued to weaken as the quarter progressed. Gross profit margins were adversely impacted by significant increases in resin prices due to the higher cost of oil and natural gas. Gross profit margins for the quarter declined to 8.9% from 12.8% last year.

Effective Tax Rate
 The effective tax rates of 53% for the second quarter and 47% for the six-month period were greater than the statutory rate of 35% because no tax benefits have been recognized on losses in the United States.

Profit Improvement Program Launched
 In January 2003, A. Schulman initiated a profit improvement program for North America. This program is focused on the Company’s United States operations and has been designed to improve cost efficiencies and profitability. The key elements in this 26-week program are to reduce manufacturing and delivery costs, enhance response and delivery through reductions in lead times to customers, and reduce North American inventories by 15% or $10 million. This program should generate annual operating earnings of $6 to $7 million starting in the Company’s 2004 fiscal year. Most of the implementation costs will be incurred during the second and third quarters of the 2003 fiscal year. The fiscal 2003 second quarter included pretax charges of $956,000 relating to these implementation costs.

In early March 2003, as an initial step in this profit improvement program, the Company reduced approximately 18% of administrative and support positions at its Bellevue, Ohio manufacturing facility. This action will reduce annual costs by approximately $625,000.

“We are nearing the halfway point in this program and have a number of additional initiatives in process,” Haines said. “We believe completion and implementation of these initiatives will enable us to achieve our objectives and provide meaningful benefits in returning profitability to our North American operations.”

Dispersion Plant Manufacturing to Be Discontinued
 As announced on April 8, 2003, A. Schulman will discontinue manufacturing at its Dispersion plant in Orange, Texas. The shutdown is expected to be completed by the end of the 2003 fiscal year. The Company is presently finalizing the cost of this action and anticipates total charges of approximately $6 to $8 million during the third and fourth quarters. The plant closing will generate approximately $5 million in annual savings beginning in fiscal 2004. The plant has an annual production capacity of approximately 60 million pounds, or 12% of the Company’s North American capacity. This plant serves primarily the U.S. auto market.

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The decision to close this plant was made after the Company determined there is sufficient capacity at its other facilities. Haines said, “The closing will help us align our North American production capacity and cost structure with the market realities. We are committed to balancing our capacity with the demands of the marketplace.”

Capacity Expanded at Mexico Plant
 In February 2003, A. Schulman commenced operation of its new color concentrate manufacturing facility in Mexico. This facility includes two new manufacturing lines with an annual capacity of 5 million pounds of color concentrates for film, packaging and consumer products. The Company’s investment of $3.5 million adds approximately 40,000 square feet of production space to the current facility.

Business Overview and Outlook
 Haines noted that the United States economy continues to soften, due to a number of factors, including the Iraq conflict. Consumer confidence is declining and auto sales, an important market for A. Schulman, have weakened. Resin pricing has been rising although the Company has recently noted some leveling in the amount of increases.

“We are operating in a difficult environment,” Haines said. “Therefore, we anticipate that our fiscal 2003 third-quarter net income will be approximately $.06 to $.13 per share, including an estimated charge of $6 to $8 million for the discontinuance of manufacturing at our Dispersions plant in Orange, Texas. The total amount of the charge, as well as the amount to be incurred in the third quarter, has not yet been finalized. Last year’s third-quarter net income of $.39 per diluted share included a $.04 per share benefit from a tax law change.”

Haines emphasized, “Despite the current economic and political uncertainties, we have a strong financial position, which enables us to take appropriate actions for the benefit of A. Schulman and its stockholders.”

Conference Call on the Web
 A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2003 second-quarter earnings can be accessed at 3:30 p.m. Eastern time on Thursday, April 10, 2003, at , www.vcall.com, where the webcast replay will be archived.

About A. Schulman Inc. Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 13 manufacturing facilities in North America, Europe, Mexico and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2002 were approximately $967 million. Additional information about A. Schulman can be found on the World Wide Web at www.aschulman.com.

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Forward-Looking Statements
 Statements in this release which are not historical facts are forward-looking statements which involve risks and uncertainties and actual events or results could differ materially from those expressed or implied in this release. These “forward-looking statements” are based on currently available information. They are also inherently uncertain, and investors must recognize that events could turn out to be significantly different from what was expected. Examples of such uncertainties include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions
•	Fluctuations in the value of the currencies in major areas where the Company operates, i.e., the U.S. dollar, the Euro, U.K. pound sterling, Canadian dollar, Mexican peso and Indonesian rupiah
•	Fluctuations in the prices of plastic resins and other raw materials
•	Changes in customer demand and requirements

In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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A. Schulman Inc. and Its Consolidated Subsidiaries
Financial Highlights

	Three Months Ended		Six Months Ended

	February 28, 2003	February 28, 2002	February 28, 2003	February 28, 2002

	(Unaudited)		(Unaudited)
Net Sales	$268,185,000	$213,554,000	$535,051,000	$451,702,000

Interest and Other Income	521,000	467,000	1,107,000	1,015,000

	268,706,000	214,021,000	536,158,000	452,717,000

Cost of Sales	229,170,000	181,795,000	454,315,000	384,254,000

Other Costs and Expenses	29,597,000	25,077,000	57,305,000	52,519,000

	258,767,000	206,872,000	511,620,000	436,773,000

Income Before Taxes	9,939,000	7,149,000	24,538,000	15,944,000

Provision for U.S. and Foreign Income Taxes	5,266,000	2,692,000	11,521,000	6,277,000

Net Income	$4,673,000	$4,457,000	$13,017,000	$9,667,000

Weighted Average Number of Shares Outstanding:

Basic	29,474,393	29,223,455	29,468,890	29,218,164

Diluted	29,827,120	29,553,289	29,894,423	29,383,081

Earnings per Share:

Basic	$0.16	$0.15	$0.44	$0.33

Diluted	$0.15	$0.15	$0.43	$0.33

Condensed Balance Sheet
	February 28, 2003	August 31, 2002

	(Unaudited)
Assets

Current Assets	$471,374,000	$419,287,000

Other Assets	17,266,000	15,929,000

Net Property, Plant and Equipment	179,171,000	177,116,000

	$667,811,000	$612,332,000

Liabilities and Stockholders’ Equity

Current Liabilities	$131,427,000	$118,332,000

Long-Term Debt	91,985,000	81,038,000

Deferred Credits and Other Long-Term Liabilities, Etc.	62,138,000	56,601,000

Stockholders’ Equity	382,261,000	356,361,000

	$667,811,000	$612,332,000

Supplemental Segment Information (Unaudited)

	North America	Europe	Interest Expense, Net	Consolidated

Three months ended February 28, 2003:

Sales to unaffiliated customers	$94,502,000	$173,683,000	$—	$268,185,000

Gross profit	$8,389,000	$30,626,000	$—	$39,015,000

Operating income (loss)	$(5,599,000)	$16,294,000	$—	$10,695,000

Interest expense, net	—	—	(756,000)	(756,000)

Income (loss) before taxes	$(5,599,000)	$16,294,000	$(756,000)	$9,939,000

Three months ended February 28, 2002:

Sales to unaffiliated customers	$85,996,000	$127,558,000	$—	$213,554,000

Gross profit	$11,010,000	$20,749,000	$—	$31,759,000

Operating income (loss)	$(1,081,000)	$9,135,000	$—	$8,054,000

Interest expense, net	—	—	(905,000)	(905,000)

Income (loss) before taxes	$(1,081,000)	$9,135,000	$(905,000)	$7,149,000

Six months ended February 28, 2003:

Sales to unaffiliated customers	$194,373,000	$340,678,000	$—	$535,051,000

Gross profit	$19,706,000	$61,030,000	$—	$80,736,000

Operating income (loss)	$(7,338,000)	$33,334,000	$—	$25,996,000

Interest expense, net	—	—	(1,458,000)	(1,458,000)

Income (loss) before taxes	$(7,338,000)	$33,334,000	$(1,458,000)	$24,538,000

Six months ended February 28, 2002:

Sales to unaffiliated customers	$180,120,000	$271,582,000	$—	$451,702,000

Gross profit	$23,862,000	$43,586,000	$—	$67,448,000

Operating income (loss)	$(844,000)	$18,651,000	$—	$17,807,000

Interest expense, net	—	—	(1,863,000)	(1,863,000)

Income (loss) before taxes	$(844,000)	$18,651,000	$(1,863,000)	$15,944,000